As filed with the Securities and Exchange Commission on January 30, 2013

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Knight Capital Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	22-3689303
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

545 Washington Boulevard

Jersey City, New Jersey 07310

(Address of principal executive offices and zip code)

KNIGHT CAPITAL GROUP, INC. AMENDED AND RESTATED

2010 EQUITY INCENTIVE PLAN

(Full title of the plan)

Andrew M. Greenstein, Esq.

Managing Director, Deputy General Counsel and Assistant Secretary

Knight Capital Group, Inc.

545 Washington Boulevard

Jersey City, New Jersey 07310

(201) 222-9400

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Daniel Wolf, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1) (2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Class A Common Stock, $0.01 par value (“Common Stock”)	59,026,096	$3.70	$218,396,555.20	$29,789.30

(1)	Represents 59,026,096 additional shares of Common Stock authorized to be issued under the Knight Capital Group, Inc. Amended and Restated 2010 Equity Incentive Plan (the “2010 Plan”) (subject to equitable adjustment in the event of a change in the Registrant’s capitalization), which includes 5,026,096 shares of Common Stock that were previously authorized for issuance and are now available for issuance under the 2010 Plan due to that amount of shares having been terminated, forfeited or canceled without having been exercised or settled in full after April 1, 2010 pursuant to the Knight Capital Group, Inc. 2006 Equity Incentive Plan (the “2006 Plan”), the Knight Capital Group, Inc. 2003 Equity Incentive Plan (the “2003 Plan”) and the Knight Capital Group, Inc. 1998 Long Term Incentive Plan (the “1998 Plan,” and together with the 2006 Plan and the 2003 Plan, the “Prior Plans”) (which amount includes 3,175,965, 1,299,960 and 550,171 shares of Common Stock that have been terminated, forfeited or canceled under the 2006 Plan, 2003 Plan and 1998 Plan, respectively). Shares available for issuance under the 2010 Plan were initially registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on September 28, 2010 (Registration No. 333-169616). For more details, please see the explanatory note following this page.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of Common Stock which may become issuable pursuant to the anti-dilution provisions of the 2010 Plan. In addition, any shares subject to outstanding options or other equity awards pursuant to the Prior Plans which expire, are terminated, forfeited or canceled without having been exercised or settled in full after the date of this Registration Statement will be added to the share maximum available for issuance under the 2010 Plan, up to a maximum of 5,917,369 shares of Common Stock (subject to equitable adjustment in the event of a change in the Registrant’s capitalization), but such shares are not at this time covered by this Registration Statement.
(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices per share of the Common Stock as reported on the New York Stock Exchange on January 29, 2013.

EXPLANATORY NOTE

This Registration Statement relates solely to the registration of additional securities of the same class as other securities for which registration statements on this form relating to an employee benefit plan are effective. Pursuant to General Instruction E of Form S-8, this registration statement hereby incorporates by reference the contents of the registration statement on Form S-8 filed by the Registrant on September 28, 2010 (Registration No. 333-169616) with respect to the Knight Capital Group, Inc. 2010 Equity Incentive Plan.

The Registrant is filing this Registration Statement to register under the Securities Act of 1933, as amended, the offer and sale of 59,026,096 shares of the Registrant’s Common Stock pursuant to the Knight Capital Group, Inc. Amended and Restated 2010 Equity Incentive Plan (the “2010 Plan”), which includes 5,026,096 shares of Common Stock that were previously authorized for issuance and are now available for issuance under the 2010 Plan due to that amount of shares having been terminated, forfeited or canceled without having been exercised or settled in full after April 1, 2010 (the “Forfeited or Canceled Shares”) pursuant to the Knight Capital Group, Inc. 2006 Equity Incentive Plan (the “2006 Plan”), the Knight Capital Group, Inc. 2003 Equity Incentive Plan (the “2003 Plan”) and the Knight Capital Group, Inc. 1998 Long Term Incentive Plan (the “1998 Plan,” and together with the 2006 Plan and the 2003 Plan, the “Prior Plans”) (which amount includes 3,175,965, 1,299,960 and 550,171 shares of Common Stock that have been terminated, forfeited or canceled under the 2006 Plan, 2003 Plan and 1998 Plan, respectively). The Forfeited or Canceled Shares were previously registered by the Registrant on Registration Statements on Form S-8 (Registration Nos. 333-139879 (filed with the Securities and Exchange Commission (the “Commission”) on January 9, 2007, and amended on September 28, 2010), 333-107289 (filed with the Commission on July 24, 2003, and amended on September 28, 2010) and 333-71421 (filed with the Commission on January 29, 1999, and amended on January 12, 2000, July 23, 2003 and September 28, 2010) and the Registrant is concurrently filing post-effective amendments to such Registration Statements to deregister the Forfeited or Canceled Shares that are being carried forward under this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

The legality of the Common Stock to which this Registration Statement relates has been passed upon for the Registrant by Leonard J. Amoruso, Esq., General Counsel of the Registrant. As of January 30, 2013, Mr. Amoruso beneficially owned 160,987 shares of the Registrant’s Common Stock (44,808 shares of which are Common Stock and 116,179 shares of which are restricted stock units) and held options to purchase 45,534 shares of the Registrant’s Common Stock, of which 38,690 options are currently exercisable. Mr. Amoruso will be eligible to receive Common Stock pursuant to the 2010 Plan.

Item 8.	Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, State of New Jersey, on January 30, 2013.

KNIGHT CAPITAL GROUP, INC.

By:	/s/ Thomas M. Joyce
Name:	Thomas M. Joyce
Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of the Registrant hereby severally constitute and appoint each of Thomas M. Joyce and Steven Bisgay, as attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all amendments to this registration statement, and to file the same with exhibits thereto and other documents in connection therewith, including any registration statement or post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, with the Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed as of the 30th day of January, 2013 by the following persons in the capacities indicated.

Signature	Title

/s/ Thomas M. Joyce Thomas M. Joyce	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Steven Bisgay Steven Bisgay	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ William L. Bolster William L. Bolster	Director

/s/ Martin Brand Martin Brand	Director

/s/ James W. Lewis James W. Lewis	Director

/s/ James T. Milde James T. Milde	Director

/s/ Matthew Nimetz Matthew Nimetz	Director

/s/ Christopher C. Quick Christopher C. Quick	Director

/s/ Daniel F. Schmitt Daniel F. Schmitt	Director

/s/ Laurie M. Shahon Laurie M. Shahon	Director

/s/ Fredric J. Tomczyk Fredric J. Tomczyk	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Knight/Trimark Group, Inc., incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by the Registrant with the Commission on January 6, 2000 and incorporated herein by reference.

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Knight Trading Group, Inc., filed May 12, 2005, incorporated by reference to Exhibit 3.2 of the Annual Report on Form 10-K filed by the Registrant with the Commission on March 2, 2009 and incorporated herein by reference.

4.3	Certificate of Designations of Preferences and Rights of the Series A-1 Cumulative Perpetual Convertible Preferred Stock and Series A-2 Non-Voting Cumulative Perpetual Convertible Preferred Stock of Knight Capital Group, Inc., filed August 6, 2012, incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by the Registrant with the Commission on August 6, 2012 and incorporated herein by reference.

4.4	Amended and Restated By-Laws of the Registrant dated January 18, 2012, incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by the Registrant with the Commission on January 24, 2012 and incorporated herein by reference.

4.5	Knight Capital Group, Inc. Amended and Restated 2010 Equity Incentive Plan, incorporated by reference to Appendix A of the definitive proxy statement on Schedule 14A (File No. 001-14223) filed by the Registrant with the Commission on November 19, 2012 and incorporated herein by reference.

5.1	Opinion of Leonard J. Amoruso, Esq., General Counsel of the Registrant regarding the legality of the securities being registered.*

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.*

23.2	Consent of Leonard J. Amoruso, Esq. (included in Exhibit 5.1).*

24.1	Powers of Attorney (included on signature page).

*	Filed herewith.

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